Limited Power of Attorney

I, Juan Fernando Posada, with a business address of One P&G Plaza, Cincinnati, Ohio 45202, hereby grant this Power of Attorney to each of the following persons: Ellen M. Kothman, Valerie Obermeyer, Jamie M. Herald, Susan S. Felder, Sandra T. Lane, Vanessa Cepluch, Susan S. Whaley and
Robert B. White; whose offices are located at One Procter & Gamble
Plaza, Cincinnati, Ohio, or any individual with the title Counsel, Senior Counsel or Associate General Counsel, Corporate & Securities, in The
Procter & Gamble Company Legal Division, or any individual with the title Secretary or Assistant Secretary, The Procter & Gamble Company
(hereinafter "attorneys-in-fact").

Each of my attorneys-in-fact shall have full powers and authority to do and undertake the following on my behalf: (1) complete, sign, and submit all documents required by the Securities and Exchange Commission (the "Commission") under sub-section 16(a) of the Securities Exchange Act of 1934 (15 U.S.C. Section 78p(a)), Rule 144 of the Securities Exchange Act of 1933 (17 CFR Section 230.144), and all other securities laws and rules applicable due to my status as an officer of The Procter & Gamble Company.

Any powers not specifically mentioned herein shall not be given.

This limited power of attorney can be revoked at any time for any reason upon written notice.

IN WITNESS WHEREOF, I hereby sign this Limited Power of Attorney as of the date below written.

Date:  09/02/2015			/s/ Juan Fernando Posada
					Juan Fernando Posada

witness:  /s/ Kristin Carskadon		witness:  /s/ Bonnie Zink

STATE OF OHIO		)
			) ss:
COUNTY OF HAMILTON	)

On September 2, 2015 before me personally appeared Juan Fernando
Posada, to me known to be the individual described in and who executed the foregoing Power of Attorney, and duly acknowledged to me that he executed the same.

/s/ Jennifer L. Schmidt
Notary Public